EXHIBIT INDEX

(a)(2)    Articles of Amendment to Articles of Incorporation dated June 16,
          1999.

(a)(3)    Articles of Amendment to Articles of Incorporation dated November 14,
          2002.

(b)       By-Laws as amended Jan. 11, 2001.

(d)(1) Investment Management Services Agreement dated December 1, 2002, between Registrant, on behalf of AXP Variable Portfolio - Diversified Equity Income Fund and AXP Variable Portfolio - Managed Fund, and American Express Financial Corporation.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.